Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: media@spx.com

SPX REPORTS FOURTH QUARTER 2004 RESULTS

Announces New Financial Strategy

Targeting 70% Reduction in Debt

Intends to Repurchase 10 million Outstanding Shares

                CHARLOTTE, NC — March 3, 2005 — SPX Corporation (NYSE:SPW) today reported results for the quarter ended December 31, 2004.  Revenues increased 5.9% to $1.19 billion from $1.12 billion in the year-ago period.  Free cash flow during the quarter was $124.0 million, compared with $323.9 million in the year-ago quarter.

                The fourth quarter of 2004 includes non-cash impairment charges of $175.3 million, or $2.24 per share, relating to write-downs of the carrying values of certain of the company’s businesses.  Including these charges, and after classifying the operating results of BOMAG, Kendro and EST to discontinued operations, diluted earnings per share from continuing operations were a loss of ($1.88), compared with income of $0.85 in the year-ago quarter.  Including discontinued operations, diluted net earnings per share were a loss of ($1.50), compared with income of $1.19 in the year-ago quarter.

                Chris Kearney, President and CEO said, “Our fourth quarter results were disappointing on the bottom line.  The non-cash impairment charges taken in the quarter were a result of poor operating performance in three of our businesses.  On a positive note, our fourth quarter free cash flow was stronger than expected at $124.0 million.”

                Kearney added, “With the announcement of the definitive agreement to sell Kendro in January 2005, we have substantially completed the divestiture strategy undertaken in 2004.  The combined net proceeds of this divestiture strategy, which is expected to be complete in the first half of 2005, are approximately $2.0 billion.  These proceeds will be used primarily to reduce existing debt by approximately 70% in order to achieve investment-grade metrics and provide additional financial flexibility.  In addition, we expect to repurchase 10.0 million of the company’s outstanding shares, which will reduce outstanding shares by over 13%.  We believe this re-capitalization strategy is for the benefit of all of our long-term stakeholders.”

                Kearney concluded, “2004 was a difficult year for SPX and our shareholders.  For 2005, our primary focus will be on good corporate governance and improving the operating performance across SPX.  I believe we have the management team and structure in place to stabilize and improve operating margins and cash flow on a long-term basis. “

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Revenues:  Revenues for the fourth quarter 2004 grew 5.9% to $1.19 billion, compared to $1.12 billion in the year-ago quarter.  Organic revenues (revenues excluding the effects of foreign currency fluctuations and acquisitions and divestitures) declined 5.1%, compared to the 2003 fourth quarter.  The strength of foreign currencies against the U.S. dollar had a favorable impact on reported revenues of approximately 2.6%.  The organic revenue decline was attributable primarily to Cooling Technologies and Services, which declined 20.0% in the fourth quarter after growing 24.5% in the third quarter 2004.  These fluctuations were due to the timing of large project business in the segment.

Operating Margins:  Fourth quarter operating margins were a negative 10.2%, compared to a positive 11.0% in the year-ago quarter.  The margin decrease was attributable primarily to the impairment charges of $189.5 million discussed below, increased legal expenses related to existing litigation and raw material cost increases.

Diluted (Loss) Earnings Per Share from Continuing Operations:  Fourth quarter 2004 diluted (loss) earnings per share from continuing operations were ($1.88), compared to income of $0.85 in the 2003 quarter.  Fourth quarter results in 2004 were impacted by a number of items, including:

•                  ($2.24) per share, or $175.3 million, for non-cash impairment charges related to the carrying values of the company’s Fluid Power, Radiodetection and TPS businesses,

•                  ($0.12) per share, or $14.2 million for other non-cash impairment charges relating to the fixed assets of certain business units, and

•                  ($0.10) per share, or $12.7 million, for incremental legal expenses.

Cash Flow:  Free cash flow, a non-GAAP metric defined as cash flow from operations less capital expenditures, for the quarter was $124.0 million, compared to $323.9 million in the year-ago period.  The 2003 fourth quarter included cash inflows of $30.6 million related to accounts receivable factoring and $60.0 related to a favorable patent litigation settlement.

SEGMENT RESULTS

Cooling Technologies and Services

                Revenues in the fourth quarter were $203.0 million, compared to $193.9 million in the year-ago period, an increase of $9.1 million, or 4.7%.  The increase in revenues was a result of acquisitions completed in 2003, offset by an organic revenue decline of 20.0%.  This decline was due primarily to the timing of large project business in the segment, as reflected in the 24.5% organic revenue growth experienced in the segment in the third quarter of 2004.  The strength of foreign currencies relative to the U.S. dollar had a favorable impact on revenue of approximately 6.1%.

                Segment income was $22.0 million, or 10.8%, compared to $23.7 million, or 12.2%, in the fourth quarter of 2003.  Fourth quarter segment income in 2004 and 2003 included $2.5 million and $5.6 million, respectively, from operational cost improvements at an environmental remediation site in California.

Flow Technology

                Revenues in the fourth quarter were $296.0 million, compared to $274.7 million in the year-ago period, an increase of $21.3 million, or 7.8%.  The increase in revenues was due to a bolt-on acquisition completed in the first quarter of 2004, offset by a 7.1% organic revenue decline in the segment.  The strength of foreign currencies relative to the U.S. dollar had a favorable impact on revenue of approximately 2.7%.

                Segment income was $44.5 million, or 15.0%, compared to $57.1 million, or 20.8% in the fourth quarter of 2003.  The segment experienced lower margins in air treatment due to the acquisition completed in the first quarter of 2004 of a business that had historically lower margins than the remainder of the segment and lower operating margins in valves & controls related primarily to increased raw material costs, offset by operating improvements in the boiler business.

Service Solutions

Revenues in the fourth quarter of 2004 were $253.5 million, compared to $223.2 million in the year-ago period, an increase of $30.3 million, or 13.6%.  The increase in revenues was due to bolt-on acquisitions completed in 2004 and organic revenue growth of 3.3%.  The strength of foreign currencies relative to the U.S. dollar had a favorable impact on revenue of approximately 2.2%.

Segment income was $28.2 million, or 11.1%, compared to $23.3 million, or 10.4% in the fourth quarter of 2003.  Segment margins improved due primarily to operating leverage on higher revenue volume.

Industrial Products and Services

Revenues in the fourth quarter of 2004 were $285.4 million, compared to $270.2 million in the year-ago period, an increase of $15.2 million, or 5.6%.  The increase was due primarily to organic revenue growth in power systems and dock products.

                Segment income was $19.5 million, or 6.8%, compared to $22.8 million, or 8.4%, in the fourth quarter of 2003.  The decrease in segment margins was due primarily to raw material price increases.

Technical Products and Systems

Revenues in the fourth quarter of 2004 were $147.5 million, compared to $157.8 million in the year-ago period, a decrease of $10.3 million, or 6.5%.  Organic revenues declined 10.7%, primarily due to lower sales of digital television broadcast equipment and lower service revenues.

Segment income was $14.5 million, or 9.8%, compared to $22.1 million, or 14.0%, in the fourth quarter of 2003.  The decrease in segment margins was due primarily to an increase in selling, general and administrative expenses, which partially related to an increase in legal expenses.

OTHER FOURTH QUARTER ITEMS

Impairment Charges:  As part of its annual goodwill impairment testing in the fourth quarter of 2004, the company concluded that an impairment of goodwill existed at its Fluid Power and Radiodetection businesses.  Subsequently, in connection with the preparation of its financial statements for 2004, the company concluded that an impairment of goodwill existed at its TPS business.  As a result of these impairments, the company recorded non-cash impairment charges in the fourth quarter of 2004 in the aggregate amount of $175.3 million ($165.5 million net of tax), or $2.24 per share.

                The company performed impairment testing in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  The company, with the assistance of an independent appraisal firm, determined that the carrying value of the businesses exceeded the fair value of the businesses, resulting in the non-cash impairment charges.

                In addition, the company recorded additional non-cash impairment charges of $14.2 million, or $0.12 per share, during the quarter for the impairment of fixed assets of certain business units.

Income Taxes:  During December 2004, the company repatriated earnings of certain foreign subsidiaries of approximately $58.4 million.  The company provided taxes on these earnings of approximately $20.4 million in the fourth quarter of 2004.

                In 2005, the company intends to repatriate $500.0 million of foreign earnings under the terms of the American Job Creation Act of 2004 (“AJCA”) and has provided for the estimated tax cost of the repatriation during the fourth quarter of 2004.  Prior to 2004, deferred taxes had been provided for undistributed earnings of certain subsidiaries.  These taxes totaled approximately $58.0 million and were established at tax rates that are higher than those that will apply under the AJCA provisions.  The company currently estimates that the tax cost for the 2005 repatriation will be approximately $38.0 million, including the tax cost on the repatriation of the earnings of certain subsidiaries that were not considered indefinitely reinvested.  Accordingly, the company has recorded a net tax benefit of approximately $20.0 million in the fourth quarter of 2004.

Accounting for Contingently Convertible Debt:  In October 2004, the EITF of the FASB reached a consensus on EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share.”  Under the EITF’s conclusion, instruments that are convertible to common stock based on achieving a market price trigger are to be included in the calculation of diluted earnings per share regardless of whether the contingency has been met.  At its November 2004 meeting, the EITF declared EITF No. 04-08 effective for all periods ending after December 15, 2004, and accordingly the impact of EITF No. 04-08 has been reflected in diluted income per share for all periods presented on the attached consolidated statements of operations.  The adoption of EITF No. 04-08 resulted in the restatement of diluted earnings per share for 2003 and 2002 for the inclusion of the contingent convertible common shares associated with the company’s Liquid Yield Option Notes while there was no impact on 2004 diluted earnings per share as these instruments are anti-dilutive given the net loss.

Dividend:   On November 17, 2004, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on December 10, 2004.  The fourth quarter dividend, totaling $18.5 million, was paid on January 3, 2005.

                SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions.  The Internet address for SPX Corporation’s home page is www.spx.com.

                Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended September 30, 2004 and the company’s annual report on Form 10-K for the year ended December 31, 2003.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change under the company’s “grow, fix or sell” strategy.

                SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation’s 2005 annual meeting of shareholders when it becomes available, as it will contain important information.  Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.  In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders’ meeting.  Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation’s Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

                SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation’s 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on March 2, 2005.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in millions)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and equivalents	$581.4	$718.1
Accounts receivable, net	980.4	791.0
Inventories, net	509.5	461.0
Other current assets	102.1	79.1
Deferred income taxes	181.1	186.9
Assets of discontinued operations	1,559.7	1,519.1
Total current assets	3,914.2	3,755.2
Property, plant and equipment	939.5	941.3
Accumulated depreciation	(447.4)	(393.7)
Net property, plant and equipment	492.1	547.6
Goodwill	2,078.4	2,270.7
Intangibles, net	496.6	411.8
Other assets	647.0	639.0
Total assets	$7,628.3	$7,624.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$516.2	$488.4
Accrued expenses	791.5	683.4
Short-term debt	63.5	64.9
Current maturities of long-term debt	48.3	24.8
Liabilities of discontinued operations	454.0	415.2
Total current liabilities	1,873.5	1,676.7

Long-term debt	2,414.3	2,530.2
Deferred and other income taxes	589.4	757.2
Other long-term liabilities	619.4	591.4
Total long-term liabilities	3,623.1	3,878.8

Minority interest	3.9	1.6
Shareholders' equity:
Common stock	899.9	878.1
Paid-in capital	988.6	897.2
Retained earnings	622.6	714.2
Unearned compensation	(33.2)	(40.7)
Accumulated other comprehensive income	327.5	207.2
Common stock in treasury	(677.6)	(588.8)
Total shareholders' equity	2,127.8	2,067.2
Total liabilities and shareholders' equity	$7,628.3	$7,624.3

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

($ in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$1,185.4	$1,119.8	$4,372.0	$3,815.7

Costs and expenses:
Cost of products sold	870.5	803.9	3,233.2	2,739.5
Selling, general and administrative	230.6	183.6	838.4	674.5
Intangible amortization	5.8	2.0	17.2	7.4
Impairment of goodwill and indefinite-lived intangible assets	175.3	—	246.8	—
Special charges, net	24.1	7.1	45.5	44.7
Operating (loss) income	(120.9)	123.2	(9.1)	349.6

Other (expense) income, net	(5.8)	42.7	(9.2)	47.4
Interest expense, net	(34.6)	(59.2)	(154.0)	(187.7)
(Loss) income from continuing operations before income taxes	(161.3)	106.7	(172.3)	209.3
Income tax benefit (provision)	17.8	(41.8)	38.6	(92.6)
Equity earnings in joint ventures, net of tax	4.4	4.8	16.0	20.7
(Loss) income from continuing operations	(139.1)	69.7	(117.7)	137.4

Income from discontinued operations, net of tax	36.3	29.2	124.2	117.5
Loss on disposition of discontinued operations, net of tax	(8.0)	—	(23.6)	(18.9)
Income from discontinued operations	28.3	29.2	100.6	98.6
Net (loss) income	$(110.8)	$98.9	$(17.1)	$236.0

Basic (loss) income per share of common stock
Income (loss) from continuing operations	$(1.88)	$0.94	$(1.58)	$1.79
Income from discontinued operations	0.38	0.39	1.35	1.28
Net (loss) income per share	$(1.50)	$1.33	$(0.23)	$3.07

Weighted average number of common shares outstanding	73.979	74.456	74.271	76.802

Income (loss) from continuing operations for diluted income per share	$(139.1)	$73.4	$(117.7)	$153.2

Net (loss) income for diluted income per share	$(110.8)	$102.6	$(17.1)	$251.8

Diluted (loss) income per share of common stock (1)
Income (loss) from continuing operations	$(1.88)	$0.85	$(1.58)	$1.73
Income from discontinued operations	0.38	0.34	1.35	1.11
Net (loss) income per share	$(1.50)	$1.19	$(0.23)	$2.84

Weighted average number of common shares outstanding	83.799	86.066	84.091	88.648

(1)           Diluted loss per share for the quarter and year ended December 31, 2004 is anti-dilutive and therefore has been adjusted to reflect basic loss per share.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Year ended
	December 31,
	2004	2003
Cash flows from (used in) operating activities:
Net (loss) income	$(17.1)	$236.0
Income from discontinued operations, net of tax	100.6	98.6
Change in accounting Principle	—	—
Income (loss) from continuing operations	(117.7)	137.4
Adjustments to reconcile (loss) income from continuing operations to net cash from operating activities
Special charges	45.5	44.7
Impairment of goodwill and indefinite lived intangible assets	246.8	—
Deferred income taxes	(103.9)	82.2
Depreciation	77.9	80.5
Amortization of intangibles and other assets	19.2	9.1
Early extinguishment of debt	2.6	2.2
Accretion of LYONs	17.7	19.4
Pension and other employee benefits	39.8	21.6
Stock-based compensation	9.1	5.4
Other, net	5.7	18.2
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(81.5)	84.1
Inventories	(16.3)	40.0
Accounts payable, accrued expenses, and other	(97.6)	(67.3)
Cash spending on restructuring actions	(27.5)	(58.7)
Net cash from continuing operations	19.8	418.8
Net cash from discontinued operations	159.9	203.4
Net cash from operating activities	179.7	622.2

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations	54.1	132.7
Proceeds from asset sales	14.2	122.7
Business acquisitions and investments, net of cash acquired	(125.8)	(190.9)
Capital expenditures	(40.2)	(39.0)
Other, Net	—	—
Net cash (used in) from continuing operations	(97.7)	25.5
Net cash used in discontinued operations	(46.0)	(85.6)
Net cash used in investing activities	(143.7)	(60.1)

Cash flows from (used in) financing activities:
Additional debt borrowings	—	293.7
Repayments of debt borrowings	(56.2)	(460.2)
Repurchase of senior notes	(80.0)	—
Net borrowings under other financing arrangements	(7.5)	53.2
Purchases of common stock	(42.3)	(315.4)
Proceeds from the exercise of employee stock options	41.9	14.8
Common stock issued under exericse of stock warrants	—	—
Dividends paid	(56.8)	—
Other, net	—	—
Net cash used in continuing operations	(200.9)	(413.9)
Net cash from (used in) discontinued operations	30.9	16.3
Net cash used in financing activities	(170.0)	(397.6)
Net change in cash and equivalents	(134.0)	164.5
Consolidated cash and equivalents, beginning of period	720.4	555.9
Consolidated cash and equivalents, end of period	$586.4	$720.4

Cash and equivalents of discontinued operations	$5.0	$2.3
Cash and equivalents of continuing operations	$581.4	$718.1

SPX CORPORATION AND SUBSIDIARIES

 RESULTS OF OPERATIONS BY SEGMENT

(Unaudited)

(in millions)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2004	2003	%	2004	2003	%
Cooling Technologies and Services (1)

Revenues	$203.0	$193.9	4.7%	$780.3	$613.5	27.2%
Gross profit	54.3	52.5		188.3	158.0
Selling, general & administrative	30.3	28.3		113.1	87.2
Intangible amortization	2.0	0.5		5.9	1.4
Segment income	$22.0	$23.7	-7.2%	$69.3	$69.4	-0.1%
as a percent of revenues	10.8%	12.2%		8.9%	11.3%

Flow Technology (1)

Revenues	$296.0	$274.7	7.8%	$1,066.6	$915.2	16.5%
Gross profit	94.6	96.6		340.3	328.1
Selling, general & administrative	48.9	39.2		192.4	166.6
Intangible amortization	1.2	0.3		3.1	1.3
Segment income	$44.5	$57.1	-22.1%	$144.8	$160.2	-9.6%
as a percent of revenues	15.0%	20.8%		13.6%	17.5%

Service Solutions (1)

Revenues	$253.5	$223.2	13.6%	$870.4	$751.9	15.8%
Gross profit	64.0	56.8		232.6	207.9
Selling, general & administrative	35.4	33.5		138.5	122.1
Intangible amortization	0.4	—		1.2	0.2
Segment income	$28.2	$23.3	21.0%	$92.9	$85.6	8.5%
as a percent of revenues	11.1%	10.4%		10.7%	11.4%

Industrial Products and Services (1)

Revenues	$285.4	$270.2	5.6%	$1,090.6	$1,012.0	7.8%
Gross profit	51.8	52.1		192.9	198.7
Selling, general & administrative	31.2	28.6		126.8	109.1
Intangible amortization	1.1	0.7		3.0	2.3
Segment income	$19.5	$22.8	-14.5%	$63.1	$87.3	-27.7%
as a percent of revenues	6.8%	8.4%		5.8%	8.6%

Technical Products and Systems (1)

Revenues	$147.5	$157.8	-6.5%	$564.1	$523.1	7.8%
Gross profit	51.3	56.3		188.1	180.5
Selling, general & administrative	35.7	33.6		138.2	121.6
Intangible amortization	1.1	0.6		4.0	2.2
Segment income	$14.5	$22.1	-34.4%	$45.9	$56.7	-19.0%
as a percent of revenues	9.8%	14.0%		8.1%	10.8%

Total segment income (1)	128.7	149.0		416.0	459.2
Corporate expenses	(52.9)	(17.1)		(100.7)	(53.2)
Pension / retiree healthcare expense (1)	(5.3)	(0.2)		(23.0)	(6.1)
Stock-based compensation	8.0	(1.4)		(9.1)	(5.6)
Impairment of goodwill and indefinite-lived intangible assets	(175.3)	—		(246.8)	—
Special charges, net (1)	(24.1)	(7.1)		(45.5)	(44.7)
Consolidated operating income	$(120.9)	$123.2		$(9.1)	$349.6

(1)           Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

(Unaudited)

($ in millions)

Twelve months
ended
12/31/2004

Beginning cash (1)	$720.4

Operational cash flow	19.8
Acquisitions	(125.8)
Capital expenditures	(40.2)
Proceeds from sales of discontinued operations	54.1
Proceeds from asset sales	14.2
Net borrowings / (payments)	(143.7)
Purchases of common stock	(42.3)
Proceeds from the exercise of employee stock options	41.9
Dividends paid	(56.8)
Cash from discontinued operations	144.8

Ending cash (1)	$586.4

	Ending				LYONs	Ending
	Debt	Net		Acquisitions/	Discount	Debt
	12/31/2003	Change		Currency	Accretion	12/31/2004

Revolver	$—	—		—	—	$—
Tranche A	208.1	(16.8)		—	—	191.3
Tranche B	891.0	(8.9)		—	—	882.1
LYONs, net of unamortized discount	640.8	—		—	17.7	658.5
7.5% Senior Notes	500.0	(27.5)		—	—	472.5
6.25% Senior Notes	300.0	(51.4)		—	—	248.6
Other	80.0	(38.0)		31.1	—	73.1

Totals	$2,619.9	$(142.6	)(2)	$31.1	$17.7	$2,526.1

(1)           Includes cash of discontinued operations of $5.0 and $2.3 as of December 31, 2004 and December 31, 2003, respectively.

(2)           Excludes $1.1 of net premiums included in net borrowings / (payments) above.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited)

($ in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Net cash from operating activities - continuing operations	$96.3	$269.5	$19.8	$418.8
Capital expenditures - continuing operations	(9.9)	(11.8)	(40.2)	(39.0)
Free cash flow - continuing operations	86.4	257.7	(20.4)	379.8

Net cash from operating activities - discontinued operations	42.1	70.2	159.9	203.4
Capital expenditures - discontinued operations	(4.5)	(4.0)	(14.4)	(31.5)
Free cash flow - discontinued operations	37.6	66.2	145.5	171.9

Total free cash flow	$124.0	$323.9	$125.1	$551.7

SPX CORPORATION AND SUBSIDIARIES

ORGANIC GROWTH RECONCILIATION

(Unaudited)

Quarter ended December 31, 2004

	Net Revenue	Acquisitions/		Organic
	Growth (Decline)	Divestitures	Foreign Currency	Growth (Decline)
Cooling Technologies and Services	4.7%	18.6%	6.1%	-20.0%

Flow Technology	7.8%	12.2%	2.7%	-7.1%

Service Solutions	13.6%	8.1%	2.2%	3.3%

Technical Products and Systems	-6.5%	2.3%	1.9%	-10.7%

Consolidated	5.9%	8.4%	2.6%	-5.1%

Quarter ended September 30, 2004

	Net Revenue	Acquisitions/		Organic
	Growth	Divestitures	Foreign Currency	Growth
Cooling Technologies and Services	47.3%	18.3%	4.5%	24.5%